Exhibit 3.1
FIFTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
KNOWBE4, INC.
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
KnowBe4, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"),
DOES HEREBY CERTIFY:
1.That the name of this corporation is KnowBe4, Inc. and that this corporation was originally formed as a limited liability company pursuant to the Delaware Limited Liability Company Act on August 10, 2010 under the name SEQRIT, LLC, and was then converted into a corporation under the name KnowBe4, Inc. pursuant to the Delaware General Corporation Law and the Delaware Limited Liability Company Act on January 19, 2016.
2.That the Board of Directors of this Corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:
RESOLVED, that the Fourth Amended and Restated Certificate of Incorporation of this corporation, as heretofore amended, be amended and restated in its entirety to read as follows:
FIRST: The name of this corporation is KnowBe4, Inc. (the "Corporation").
SECOND: The address of the registered office of the Corporation in the State of Delaware 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "General Corporation Law'').
FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 4,400,000 shares of Common Stock, $0.00001 par value per share ("Common Stock"), and (ii) 2,854,115 shares of Preferred Stock, $0.00001 par value per share ("Preferred Stock").
The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.COMMON STOCK
1.General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.
2.Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.
B.PREFERRED STOCK
763,126 shares of the authorized Preferred Stock of the Corporation are hereby designated "Series A Preferred Stock", 169,124 shares of the authorized Preferred Stock of the Corporation are hereby designated "Series A-1 Preferred Stock", 448,896 shares of the authorized Preferred Stock of the Corporation are hereby designated "Series B Preferred Stock", 162,785 shares of the authorized Preferred Stock of the Corporation are hereby designated "Series C Preferred Stock" and 1,310,184 shares of the authorized Preferred Stock of the Corporation are hereby designated "Series C-1 Preferred Stock", each with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to "sections" or "subsections" in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth. As used herein, "Preferred Stock" shall mean collectively the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series C-1 Preferred Stock.
1.Dividends.
The Corporation shall not declare, pay or set aside any dividends (including, for the avoidance of doubt, any distributions) on shares of any other class or series of capital stock of the Corporation or securities convertible into or exercisable or exchangeable for capital stock (other than dividends on shares of Common Stock payable solely in the form of additional shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of Preferred Stock then outstanding shall, on a pari passu basis, first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series of capital stock that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series of capital stock had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of the applicable series of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series of capital stock that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series of capital stock) and (B) multiplying such fraction by an amount equal to the applicable Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend. The "Original Issue Price" shall mean (A) with respect to the Series A Preferred Stock, $10.4832 per share, (B) with respect to the Series A-1 Preferred Stock, $32.7601 per share, (C) with respect to the Series B Preferred Stock, $66.8306 per share, (D) with respect to the Series C Preferred Stock, $193.88 per share and (E) with respect to the Series C-1 Preferred Stock, $236.15 per share, subject in each case to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such series of Preferred Stock.
2.Liquidation. Dissolution or Winding Up: Certain Mergers, Consolidations and Asset Sales.
2.1Preferential Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of each series of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, on a pari passu basis and before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) one times (1x) the Original Issue Price applicable to such series of Preferred Stock, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of such series of Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the "Preferred Liquidation Amount"). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
2.2Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

2.3Deemed Liquidation Events.
2.3.1Definition. Each of the following events shall be considered a "Deemed Liquidation Event" unless the holders of the Preferred Stock elect otherwise by written notice sent to the Corporation at least ten (10) days prior to the effective date of any such event, which such election shall require the written consent of each of the following groups of stockholders (each, a "Preferred Voting Group"): (x) the holders of a majority of the outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock, voting together as a single class and on an as-converted basis, (y) the holders of a majority of the outstanding shares of Series B Preferred Stock, voting separately as a single class and on an as-converted basis, and (z) the holders of a majority of the outstanding shares of Series C Preferred Stock and Series C-1 Preferred Stock, voting together as a single class and on an as-converted basis (clauses (x), (y) and (z) together, a "Unanimous Class Consent"):
(a)a merger or consolidation in which
(i)the Corporation is a constituent party or
(ii)a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock or securities convertible into or exercisable or exchangeable for shares of the Corporation's capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection, all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged);
(b)(x) the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries or(y) an exclusive license by the Corporation or any subsidiary or subsidiaries of the Corporation that constitutes the effective disposition of all or substantially all of the Company Intellectual Property of the Corporation and its subsidiaries taken as a whole, in each case except where such sale, lease, transfer, exclusive license or other disposition is to a direct or indirect wholly owned subsidiary of the Corporation; or

(c)the sale, exchange or transfer by the Corporation's stockholders of shares of capital stock that represent at least a majority, by voting power, of the capital stock of the Corporation, in a single transaction or series of related transactions.
(d)For the purposes of this Subsection, "Company Intellectual Property" means all Intellectual Property owned by the Corporation or used (pursuant to perpetual and irrevocable licenses) by the Corporation in the conduct of the Corporation's business as now or hereafter conducted, where "Intellectual Property" means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, and tangible embodiments of any of the foregoing.
2.3.2Effecting a Deemed Liquidation Event.
(a)The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3. 1(a)(i) unless the definitive agreement in connection therewith or plan of merger or consolidation for such transaction (the "Merger Agreement") provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2.
(b)In the event of a Deemed Liquidation Event referred to in Subsection 2.3.l(a)(ii) or 2.3.l(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the holders of the Preferred Stock, acting by means of a Requisite Preferred Holder Consent (as defined below), so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation (including the approval of at least two-thirds of the Preferred Directors)), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the "Available Proceeds"), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event (such date, the "Redemption Date"), to redeem all outstanding shares of Preferred Stock at a price per share equal to the Preferred Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall ratably redeem each holder's shares of Preferred Stock (based on the relative amount payable to such holders in respect of such shares) to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders (with the date of the redemption being the Redemption Date in such instance). Prior to the distribution provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such

Deemed Liquidation Event, except to discharge reasonable and documented expenses incurred by unaffiliated third party advisers in connection with such Deemed Liquidation Event.
(c)The Corporation shall send written notice of a redemption pursuant to Subsection 2.3.2(b) (the "Redemption Notice") to each holder of record of Preferred Stock not less than twenty (20) days prior to the Redemption Date. The Redemption Notice shall state:
(i)the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;
(ii)the Redemption Date and the price payable per share in such redemption (the "Redemption Price");
(iii)the date upon which the holder's right to convert such shares terminates (as determined in accordance with Subsection 4.1); and
(iv)for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.
If the Corporation receives, on or prior to the twentieth (20th) day after the date of delivery of the Redemption Notice to a holder of Preferred Stock, written notice from such holder that such holder elects to be excluded from the redemption provided in this Section 2.3.2, then the shares of Preferred Stock registered on the books of the Corporation in the name of such holder at the time of the Corporation's receipt of such notice shall thereafter be "Excluded Shares." Excluded Shares shall not be redeemed or redeemable pursuant to this Section 2.3.2, whether on the Redemption Date or thereafter.
(d)On or before the Redemption Date, each holder of shares of Preferred Stock to be redeemed on the Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.
(e)If the Redemption Notice has been duly given, and if on the Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on the Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock (if applicable) shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.
2.3.3Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation, including the affirmative vote or consent of at least two-thirds of the Preferred Directors.
2.3.4Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Subsection 2.3.l(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the "Additional Consideration"), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the "Initial Consideration") shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 2.3.4, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.
3.Voting.
3.1General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Fifth Amended and Restated Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.
3.2Election of Directors. (i) The holders of record of the shares of Series A Preferred Stock and Series A-1 Preferred Stock, exclusively and voting together as a separate class (voting as a single class and not as separate series, and on an as-converted to Common Stock basis), shall be entitled to elect one (1) director of the Corporation (the "Series A Preferred Director"), (ii) the holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class (voting as a single class and not as separate series, and on an as-converted to Common Stock basis), shall be entitled to elect one (1) director of the Corporation (the "Series B Preferred Director"), (iii) the holders of record of the shares of Series C Preferred Stock and Series C-1 Preferred Stock,

exclusively and as a separate class (voting as a single class and not as separate series, and on an as-converted to Common Stock basis), shall be entitled to elect one (1) director of the Corporation (the "Series C Preferred Director," and together with the Series A Preferred Director and Series B Preferred Director, the "Preferred Directors"), (iv) the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the "Common Directors"), (v) the holders of record of the shares of Common Stock and shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted to Common Stock basis), shall be entitled to elect two (2) directors of the Corporation (the "General Independent Directors"), and (vi) the holders of record of the Corporation's Series C-1 Preferred Stock, exclusively and voting together as a separate class (voting as a single class and not as a separate series, and on an as-converted to Common Stock basis), shall be entitled to elect one (1) director of the Corporation. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of (i) Series A Preferred Stock and Series A-1 Preferred Stock or (ii) Series B Preferred Stock or (iii) Series C Preferred Stock and/or Series C-1 Preferred Stock, or (iv) Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the (i) Series A Preferred Stock and Series A-1 Preferred Stock or (ii) Series B Preferred Stock or (iii) Series C Preferred Stock and/or Series C-1 Preferred Stock, or (iv) Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled other than by the stockholders and/or the directors of the Corporation that are entitled to elect a person to fill such directorship, voting as agreed between the stockholders. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series of capital stock entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class or series of capital stock shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series of capital stock or by any remaining director or directors elected by the holders of such class or series of capital stock pursuant to this Subsection 3.2. The rights of the holders of the Series A Preferred Stock and Series A-1 Preferred Stock under the first sentence of this Subsection 3.2 shall terminate on the first date following the Series C-1 Original Issue Date (as defined below) on which there are issued and outstanding less than 93,225 shares of Series A Preferred Stock and Series A-1 Preferred Stock collectively (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Preferred Stock or any series thereof). The rights of the holders of the Series B Preferred Stock under the first sentence of this Subsection 3.2 shall terminate on the first date following the Series C-1 Original Issue Date (as defined below) on which there are issued and outstanding less than 41,148 shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Preferred Stock or any series thereof). The rights of the holders of the Series C Preferred Stock and Series C-1 Preferred Stock under the first sentence of this Subsection 3.2 shall terminate on the first date following the Series C-1 Original Issue Date on which there are issued and outstanding less than 13,000 shares of Series C Preferred Stock and Series C-1 Preferred Stock collectively (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Preferred Stock or any series thereof). The rights of the Common Stock holders under the first sentence of this Subsection 3.2 shall terminate on the first date following the Series C-1 Original Issue Date on which Sjoerd Sjouwerman or, regarding the rights of the Common Stock holders related to the election of Common Directors only, Kevin Mitnick, as the case may be, (x) individually, and together with their respective Affiliates and Donees (each term as defined below), hold less than 423,459 shares of Common Stock of the Corporation (which number is subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like) or (y) cease to provide services to the Corporation as an employee, officer, or consultant.
For purposes of this Section 3.2, "Donees" shall mean the Sjouwerman Family Foundation to which Sjoerd Sjouwerman transfers for no consideration his shares of Common Stock, provided such transfer is in compliance with the terms of the legal requirements underlying any agreement entered into by the Corporation and Sjoerd Sjouwerman.
For purposes of this Section 3.2, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a "Person") shall be deemed an "Affiliate" of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital or private equity fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.
3.3Preferred Stock Protective Provisions. Subject to the last two sentences of this Section 3.3, at any time when any shares of Preferred Stock are outstanding, the Corporation shall not take, and shall not cause or permit any subsidiary of the Corporation (the Corporation and its subsidiaries, each a "Company Party") to take, or commit to take, either directly or indirectly, by amendment, merger, consolidation or otherwise, any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) first receiving the Requisite Preferred Holder Consent (as defined below, and subject to the last sentence of this Subsection 3.3), and any such act or transaction entered into without such Requisite Preferred Holder Consent shall be null and void ab initio, and of no force or effect:
3.3.1except to the extent waived pursuant to Section 2.3.1, (i) effect any merger or consolidation or (ii) cause, permit or engage in any transaction that results in, or is reasonably expected to result in a Deemed Liquidation Event, or consent to any of the foregoing; provided that, in the case of either of foregoing clause (i) or (ii), a transaction in which the holders of the Preferred Stock receive less net cash proceeds per share than they would receive in a Qualified Sale (as defined below), shall require Unanimous Class Consent (a transaction, in which the holders of the Preferred Stock receive net cash proceeds per share equal to at least $236.15 (which amount shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Preferred Stock or any series thereof) at the first closing of such transaction shall be considered a "Qualified Sale");
3.3.2amend, alter, waive, terminate or repeal any provision of the Certificate of Incorporation, Bylaws of the Corporation, any other organizational or constituent document of any Company Party, including for the purpose of authorizing or issuing additional shares of capital stock, in a manner that adversely affects the Preferred Stock (including any of its powers, preferences or rights of any series of);
3.3.3create, or authorize the creation of (in each case, by reclassification or otherwise), or issue or obligate itself to issue shares of, any additional class or series of capital stock or convertible debt (other than shares of capital stock issued in accordance with the terms of the Corporation's stock option plan (as approved by the Board of Directors of the Corporation, including the approval of at least two-thirds of the Preferred Directors));
3.3.4(i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Preferred Stock in respect of any such right, preference or privilege or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Preferred Stock in respect of any such right, preference or privilege;
3.3.5purchase or redeem or otherwise acquire (or pay into or set aside a sinking fund for such purpose) any shares of capital stock of any Company Party or securities convertible into or exercisable or exchangeable for capital stock or pay or declare any dividend or make any distribution on, any shares of capital stock or securities convertible into or exercisable or exchangeable for capital stock of any Company Party other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) redemptions or repurchases of shares of capital stock of a wholly-owned subsidiary of the Corporation held by the Corporation or held by another Company Party, and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for any Company Party in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;
3.3.6create, or hold capital stock or securities convertible into or exercisable or exchangeable for capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock or securities convertible into or exercisable or exchangeable for capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;
3.3.7create, or authorize the creation of, or issue, or authorize the issuance of any debt security or otherwise incur or authorize the incurrence of any indebtedness, or permit any subsidiary to take any such action with respect to any debt security or incurrence of indebtedness, if the aggregate indebtedness of the Corporation Parties for borrowed money following such action would exceed $20,000,000;
3.3.8increase or decrease the authorized number of directors constituting the Board of Directors (or similar governing body) of any Company Party (including modifying the authorized number of directors constituting the Board of Directors of the Corporation from eight (8) directors) or make any change, amendment, modification or alteration to the method or means of selection or election of members of the Board of Directors (or similar governing body) of any Company Party;
3.3.9increase or decrease the total number of authorized shares of Common Stock or Preferred Stock or designated shares of any series of Preferred Stock;
3.3.10enter into, or materially amend or modify any agreement, transaction, commitment, or arrangement with any of its shareholders (excluding shareholders who own less than one percent of the Corporation's outstanding shares of Common Stock) or any affiliate, spouse or descendant of any such individual (an "Affiliate Transaction"), except as approved by the Board of Directors of the Corporation (including the approval of at least two thirds of the Preferred Directors), provided that if a holder of Preferred Stock is a party to, or directly and materially benefits in a manner different than the other Preferred Voting Groups, from any such Affiliate Transaction (an "Interested Stockholder"), then consent of each of the other Preferred Voting Groups, of which the Interested Stockholder does not form part of, to the Affiliate Transaction shall be required unless the Affiliate Transaction is an equity financing to which Section 4 of the Amended and Restated Investors' Rights Agreement among Corporation and the holders of Preferred Stock applies (as such agreement is in effect on the date of the original issuance of the Series C-1 Preferred Stock).
3.3.11purchase, acquire, invest in or obtain (whether by a purchase of assets, purchase of equity, merger, joint venture arrangement or otherwise) any assets or equity, capital stock or other ownership interest in any entity or business other than a pre-existing wholly owned subsidiary of the Corporation or enter into any joint venture arrangement or similar transactions, in each case for amounts or consideration (including the assumption or repayment of indebtedness) in excess of ten million dollars ($10,000,000) in any individual transaction or series of related transactions;
3.3.12effect any transfer, sale, lease, exclusive license or disposal by the Corporation or a subsidiary of any material assets (including any exclusive license of any material intellectual property rights of the Corporation) or equity, capital stock or other ownership interest in any Company Party, in each case, in any individual transaction or series of related transactions, having a book value or fair market value in excess of ten million dollars ($10,000,000);
3.3.13hire, terminate, establish or modify the compensation of (or pay amounts in excess of existing arrangements to) any executive officer of any Company Party, or materially amend any existing compensation plan or policy for executive officers of any Company Party, excluding any ordinary course annual increases in compensation or other changes in compensation or benefits that are approved by the Board of Directors of the Corporation (including the approval of at least two-thirds of the Preferred Directors);
3.3.14adopt, enter into, amend, or modify any employee equity plan, phantom equity plan, or other equity-based bonus plan; or
3.3.15enter into any agreement to do any of the foregoing actions.
The term "Requisite Preferred Holder Consent" shall mean the written consent or affirmative vote of any two of the three Preferred Voting Groups. Notwithstanding the foregoing provisions of this

Subsection 3.3, if at any time after the Series C-1 Original Issue Date the Minimum Ownership Condition is not satisfied with respect to a Preferred Voting Group, then a Requisite Preferred Holder Consent shall require the written consent of each of the Preferred Group Voting Group(s) for which the Minimum Ownership Condition continues to be satisfied. The "Minimum Ownership Condition" shall be (i) with respect to the holders of the Series A Preferred Stock and Series A-1 Preferred Stock, there are issued and outstanding less than 93,225 shares of Series A Preferred Stock and Series A-1 Preferred Stock collectively (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Preferred Stock or any series thereof), (ii) with respect to the holders of the Series B Preferred Stock, there are issued and outstanding less than 41,148 shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Preferred Stock or any series thereof) or (iii) with respect to the holders of the Series C Preferred Stock and Series C-1 Preferred Stock, there are issued and outstanding less than 13,000 shares of Series C Preferred Stock and Series C-1 Preferred Stock collectively (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Preferred Stock or any series thereof). If at any time the Minimum Ownership Condition is satisfied with respect to none of the Preferred Voting Groups, then the consent requirements of this Section 3.3 shall be of no further force and effect.
3.4Series A Preferred Protective Provisions. At any time when any shares of Series A Preferred Stock or Series A-1 Preferred Stock issued by the Corporation are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) voting together as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
3.4.1amend, restate, alter, repeal, or otherwise modify any provision of this Fifth Amended and Restated Certificate of Incorporation or Bylaws of the Corporation or any other organizational or constituent document of the Corporation in a manner adverse to the Series A Preferred Stock and Series A-1 Preferred Stock; provided, however, that the creation and issuance of a new class of preferred stock of the Corporation with rights and preferences that are senior or pari passu to the Series A Preferred Stock and Series A-1 Preferred Stock (including without limitation rights that are senior or pari passu upon distributions or liquidation or with respect to voting or redemption) shall not be deemed adverse to the Series A Preferred Stock or Series A-1 Preferred Stock for this purpose so long as the rights, terms, and preferences of the new class of preferred stock (and any amendment to this Fifth Amended and Restated Certificate of Incorporation implementing the same) do not change or affect the rights, preferences, and limitations of the Series A Preferred Stock or Series A-1 Preferred Stock in a manner different to the Series B Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock;
3.4.2increase the number of authorized or designated shares of Series A Preferred Stock or Series A-1 Preferred Stock; or

3.4.3liquidate, dissolve or wind-up the business and affairs of any Company Party, or consent to any of the foregoing (other than in connection with a Qualified Sale);
3.4.4authorize or implement a "pay-to-play" provision (or any other similar provision that requires participation in a financing (whether equity or debt) to (i) avoid mandatory conversion or any other adverse consequence (other than dilution and provided that the issuance of a security on terms different to the terms of a certain class of existing stock in such financing is not to be considered an adverse consequence) (ii) receive special treatment through a pull-through mechanism to the detriment of non-participants) (a "Pay-to-Play Provision"), if such Pay-to-Play Provision would apply to any series or class of capital stock of the Corporation; or
3.4.5except to the extent approved by all of the Preferred Directors, (i) effect any material change in the nature or scope of the business of the Corporation and its subsidiaries (taken as a whole), (ii) effect any material change in the line of business conducted by the Corporation and its subsidiaries (taken as a whole), or (iii) enter into any new lines of business (whether through organic growth or through acquisitions) that would have any of the effects described in foregoing clauses (i) or (ii), or consent to do any of the foregoing.
3.5Series B Preferred Protective Provisions. At any time when any shares of Series B Preferred Stock issued by the Corporation are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
3.5.1amend, restate, alter, repeal, or otherwise modify any provision of this Fifth Amended and Restated Certificate of Incorporation or Bylaws of the Corporation or any other organizational or constituent document of the Corporation in a manner adverse to the Series B Preferred Stock: provided, however, that the creation and issuance of a new class of preferred stock of the Corporation with rights and preferences that are senior or pari passu to the Series B Preferred Stock (including without limitation rights that are senior or pari passu upon distributions or liquidation or with respect to voting or redemption) shall not be deemed adverse to the Series B Preferred Stock for this purpose so long as the rights, terms, and preferences of the new class of preferred stock (and any amendment to this Fifth Amended and Restated Certificate of Incorporation implementing the same) do not change or affect the rights, preferences, and limitations of the Series B Preferred Stock in a manner different to the Series A Preferred Stock, Series A-1 Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock;
3.5.2increase the number of authorized or designated shares of Series B Preferred Stock; or
3.5.3liquidate, dissolve or wind-up the business and affairs of any Company Party, or consent to any of the foregoing (other than in connection with a Qualified Sale);
3.5.4authorize or implement a Pay-to-Play Provision, if such Pay to-Play Provision would apply to any series or class of capital stock of the Corporation; or

3.5.5except to the extent approved by all of the Preferred Directors, (i) effect any material change in the nature or scope of the business of the Corporation and its subsidiaries (taken as a whole), (ii) effect any material change in the line of business conducted by the Corporation and its subsidiaries (taken as a whole), or (iii) enter into any new lines of business (whether through organic growth or through acquisitions) that would have any of the effects described in foregoing clauses (i) or (ii), or consent to do any of the foregoing.
3.6Series C Preferred Protective Provisions. At any time when any shares of Series C Preferred Stock or Series C-1 Preferred Stock issued by the Corporation are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the outstanding shares of Series C Preferred Stock and Series C-1 Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect;
3.6.1amend, restate, alter, repeal, or otherwise modify any provision of this Fifth Amended and Restated Certificate of Incorporation or Bylaws of the Corporation or any other organizational or constituent document of the Corporation in a manner adverse to the Series C Preferred Stock or Series C-1 Preferred Stock: provided, however, that the creation and issuance of a new class of preferred stock of the Corporation with rights and preferences that are senior or pari passu to the Series C Preferred Stock and Series C-1 Preferred Stock (including without limitation rights that are senior or pari passu upon distributions or liquidation or with respect to voting or redemption) shall not be deemed adverse to the Series C Preferred Stock or Series C-1 Preferred Stock for this purpose so long as the rights, terms, and preferences of the new class of preferred stock (and any amendment to this Fifth Amended and Restated Certificate of Incorporation implementing the same) do not change or affect the rights, preferences, and limitations of the Series C Preferred Stock or Series C-1 Preferred Stock in a manner different to the Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock;
3.6.2 increase the number of authorized or designated shares of Series C Preferred Stock or Series C-1 Preferred Stock; or
3.6.3liquidate, dissolve or wind-up the business and affairs of any Company Party, or consent to any of the foregoing (other than in connection with a Qualified Sale);
3.6.4authorize or implement a Pay-to-Play Provision, if such Pay to-Play Provision would apply to any series or class of capital stock of the Corporation; or
3.6.5except to the extent approved by all of the Preferred Directors, (i) effect any material change in the nature or scope of the business of the Corporation and its subsidiaries (taken as a whole), (ii) effect any material change in the line of business conducted by the Corporation and its subsidiaries (taken as a whole), or (iii) enter into any new lines of business (whether through organic growth or through acquisitions) that would have any of the effects described in foregoing clauses (i) or (ii), or consent to do any of the foregoing.

4.Optional Conversion.
The holders of Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):
4.1Right to Convert.
4.1.1Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non assessable shares of Common Stock as is determined by dividing the Original Issue Price applicable to such series of Preferred Stock by the applicable Conversion Price (as defined below) in effect at the time of conversion. The "Conversion Price" shall initially be equal to (A) with respect to the Series A Preferred Stock, $10.4832, (B) with respect to the Series A-1 Preferred Stock, $32.7601, (C) with respect to the Series B Preferred Stock, $66.8306, (D) with respect to the Series C Preferred Stock, $193.88, and (E) with respect to the Series C-1 Preferred Stock, $236.15. Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.
4.1.2Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.
4.2Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.
4.3Mechanics of Conversion.
4.3.1Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation's transfer agent at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder's shares of Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder's shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder's name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the "Conversion Time"), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.
4.3.2Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing an applicable Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the applicable series of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.
4.3.3Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.
4.3.4No Further Adjustment. Upon any such conversion, no adjustment to an applicable Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.
4.3.5Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.
4.4Adjustments to Preferred Stock Conversion Price for Diluting Issues.
4.4.1Special Definitions. For purposes of this Article Four, the following definitions shall apply:
(a)"Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Series C-1 Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, "Exempted Securities"):
(i)shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;
(ii)shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;
(iii)shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation, including the affirmative vote or consent of at least two-thirds of the Preferred Directors;
(iv)shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;
(v)shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction that is not primarily for equity financing purposes and is approved by the Board of Directors of the Corporation, including the affirmative vote or consent of at least two-thirds of the Preferred Directors;

(vi)shares of Common Stock, Options or Convertible Securities issued to suppliers, third party service providers or to individuals or entities with which the Corporation has a business relationship in connection with the provision of goods or services pursuant to transactions that are not primarily for equity financing purposes and are approved by the Board of Directors of the Corporation, including the affirmative vote or consent of at least two-thirds of the Preferred Directors;
(vii)shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors of the Corporation, including the affirmative vote or consent of at least two-thirds of the Preferred Directors; or
(viii)shares of Common Stock issued m connection with a Qualified IPO (as defined below).
(b)"Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.
(c)"Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.
(d)"Series C-1 Original Issue Date" shall mean the date on which the first share of Series C-1 Preferred Stock was issued.
4.4.2No Adjustment of Conversion Price. No adjustment in the Conversion Price applicable to a series of Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from holders representing a majority of the outstanding shares of such series of Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.
4.4.3Deemed Issue of Additional Shares of Common Stock.
(a)If the Corporation at any time or from time to time after the Series C-1 Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of

Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.
(b)If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the applicable Conversion Price pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the applicable Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing a Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.
(c)If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the applicable Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the applicable Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series C-1 Original Issue Date), are revised after the Series C-1 Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a) shall be deemed to have been issued effective upon such increase or decrease becoming effective.
(d)Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the applicable Conversion Price pursuant to the terms of Subsection 4.4.4, the applicable Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.
(e)If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the applicable Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the applicable Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the applicable Conversion Price that such issuance or amendment took place at the time such calculation can first be made.
4.4.4Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series C-1 Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to such issue, then the applicable Conversion Price for such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:
CP2 = CP1* (A+ B) ÷ (A+ C).
For purposes of the foregoing formula, the following definitions shall apply:
(a)"CP2" shall mean the applicable Conversion Price in effect immediately after such issue of Additional Shares of Common Stock
(b)"CP1" shall mean the applicable Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;
(c)"A" shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);
(d)"B" shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 ( determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and
(e)"C" shall mean the number of such Additional Shares of Common Stock issued in such transaction.
4.4.5Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:
(a)Cash and Property: Such consideration shall:
(i)insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;
(ii)insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation (including the approval of at least two-thirds of the Preferred Directors); and
(iii)in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation (including the approval of at least two-thirds of the Preferred Directors).
(b)Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.
4.4.6Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to a Conversion Price pursuant to the terms of Subsection 4.4.4, and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, such Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).
4.5Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series C-1 Original Issue Date effect a subdivision of the outstanding Common Stock, each Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series C-1 Original Issue Date combine the outstanding shares of Common Stock, each Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Subsection 4.5 shall become effective at the close of business on the date the subdivision or combination becomes effective.
4.6Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series C-1 Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event each Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:
(1)the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
(2)the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.
Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each Conversion Price shall be adjusted pursuant to this Subsection 4.6 as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.7Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series C-1 Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.
4.8Adjustment for Merger or Reorganization, etc. Subject to the prov1s1ons of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation (including the approval of at least two-thirds of the Preferred Directors)) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of a Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock. For the avoidance of doubt, nothing in this Subsection 4.8 shall be construed as preventing the holders of Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the DGCL in connection with a merger triggering an adjustment hereunder, nor shall this Subsection 4.8 be deemed conclusive evidence of the fair value of the shares of Preferred Stock in any such appraisal proceeding.
4.9Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of an applicable Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the applicable Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Preferred Stock.
4.10Notice of Record Date. In the event:
(a)the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or
(b)of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or
(c)of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.
5.Mandatory Conversion.
5.1Trigger Events.
(a)All outstanding shares of Preferred Stock, other than Series C-1 Preferred Stock, shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Section 4, upon the closing of the sale of shares of Common Stock to the public at a price per share (such price, the "IPO Value") equal to or greater than one times (1.0x) the Original Issue Price per share applicable to the Series C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $100 million of net proceeds to the Corporation, after which the Common Stock is listed on The New York Stock Exchange, the Nasdaq Stock Market, the London Stock Exchange Main Market, or another exchange approved by Unanimous Class Consent (a "Qualified IPO");
(b)All outstanding shares of Series C-1 Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Section 4, upon the closing of a Qualified IPO with an IPO Value equal to or greater than one and a half # times (l.5x) the Original Issue Price per share applicable to the Series

C-1 Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) (the "Target Price").
(c)Notwithstanding the foregoing Section 5.l(b), in the event that a majority of the Disinterested Directors approve the sale of shares of Common Stock to the public in a Qualified IPO at an IPO Value that is less than the Target Price but equal to or greater than one and a quarter times (l.25x) the Original Issue Price per share applicable to the Series C-1 Preferred Stock (subject, in each case, to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), then upon the closing of such sale, each outstanding share of Series C-1 Preferred Stock shall automatically be converted into a number of shares of Common Stock equal to (A) the number of shares of Common Stock issuable on conversion of such share of Series C-1 Preferred Stock pursuant to the conversion rate in Section 4 (without taking into account any adjustment pursuant to Section 5.1(c)(B)), plus (B) an additional number of shares of Common Stock equal to (x) the difference between the Target Price and the IPO Value, divided by (y) the IPO Value;
(d)All outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Section 4, at the date and time, or the occurrence of an event, specified by a Unanimous Class Consent (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the "Mandatory Conversion Time");
provided that, in the case of Subsections 5.l(a), 5.l(b), 5.l(c) and 5.l(d), any such shares of Preferred Stock may not be reissued by the Corporation.
For purposes hereof, the term "Disinterested Director" means the Series B Director, the Common Directors and the General Independent Directors.
5.2Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for the Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.
6.Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.
7.Waiver. Any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock upon the Corporation's receipt of the Requisite Preferred Holder Consent, except for any matter for which (i) a Unanimous Class Consent is otherwise specifically required by another section of this Fifth Amended and Restated Certificate of Incorporation (in which case a waiver shall require a Unanimous Class Consent), or (ii) the consent of a Preferred Voting Group is otherwise required by another section of this Fifth Amended and Restated Certificate of Incorporation (including, without limitation, the matters set out in Section 3.4, Section 3.5 and Section 3.6) (in which case a waiver by the relevant Preferred Voting Group shall be required).
8.Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.
FIFTH: Subject to any additional vote required by the Certificate of Incorporation or Bylaws of the Corporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.
SIXTH: Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.
SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.
Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.
TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.
Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.
ELEVENTH: The Corporation, on behalf of itself and its Affiliates, renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation or such Affiliates in, or in being offered an opportunity to participate in, any Excluded Opportunity. An "Excluded Opportunity" is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, officer, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, "Covered Persons"), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person's capacity as a director of the Corporation. Any repeal or modification of this Article Eleventh shall only be prospective and shall not affect the rights under this Article Eleventh in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Fifth Amended and Restated Certificate of Incorporation, a Unanimous Class Consent shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article Eleventh.
*      *      *
3.That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4.That this Fifth Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation's Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.
[Signature Page Follows]

IN WITNESS WHEREOF, this Fifth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 1st day of July, 2019.

By:	/s/ Sjoerd Sjouwerman
Name: Sjoerd Sjouwerman
Title: President
Signature Page to Fifth Amended and Restated Certificate of Incorporation

CERTIFICATE OF AMENDMENT
OF
FIFTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
KNOWBE4, INC.
KnowBe4, Inc., a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Law (the “General Corporation Law”)
DOES HEREBY CERTIFY:
1.That the name of this corporation is KnowBe4, Inc. (the “Corporation”) and that the Corporation was originally formed as a limited liability company pursuant to the Delaware Limited Liability Company Act on August 10, 2010 under the name SEQRIT, LLC, and was then converted into a corporation under the name KnowBe4, Inc. pursuant to the General Corporation Law and the Delaware Limited Liability Company Act on January 19, 2016.
2.That this Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) has been duly adopted in accordance with Section 242, and by the stockholders of the Corporation in accordance with Section 228, of the General Corporation Law.
3.That the first paragraph of Article Fourth of the Fifth Amended and Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”) is hereby amended to read in its entirety as follows:
“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 176,000,000 shares of Common Stock, $0.00001 par value per share (“Common Stock”), and (ii) 114,164,600 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”).
Immediately upon the effectiveness of this Certificate of Amendment of Fifth Amended and Restated Certificate of Incorporation (the “Effective Date”), automatically and without further action on the part of the Corporation or any stockholder, the following recapitalization (the “Forward Stock Split”) shall occur: (i) each one (1) share of Common Stock issued and outstanding or held in treasury immediately prior to the Effective Date shall be subdivided, split and converted into forty (40) shares of Common Stock, (ii) each one (1) share of Series A Preferred Stock (defined below) issued and outstanding or held in treasury immediately prior to the Effective Date shall be subdivided, split and converted into forty (40) shares of Series A Preferred Stock, (iii) each one (1) share of Series A-1 Preferred Stock (defined below) issued and outstanding or held in treasury immediately prior to the Effective Date shall be subdivided, split and converted into forty (40) shares of Series A-1 Preferred Stock, (iv) each one (1) share of Series B Preferred Stock (defined below) issued and outstanding or held in treasury immediately prior to the Effective Date shall be subdivided, split and converted into forty (40) shares of Series B Preferred Stock, (v) each one (1) share of Series C Preferred Stock (defined below) issued and outstanding or held in treasury immediately prior to the Effective Date shall be subdivided, split and converted into forty (40) shares of Series C Preferred Stock, and (vi) each one (1) share of Series C-1 Preferred Stock (defined below) issued and outstanding or held in treasury immediately prior to the Effective Date shall be subdivided, split and converted into forty (40) shares of Series C-1 Preferred Stock. Any stock certificate that, immediately prior to the Effective Date, represents shares of Common Stock, Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, or Series C-1 Preferred Stock shall, from and after the Effective Date, automatically and without the necessity of presenting the same for exchange, represent that number of shares of Common Stock, Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, or Series C-1 Preferred Stock, as the case may be, as equals the product obtained by multiplying the number of shares of such Common Stock, Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, or Series C-1 Preferred Stock represented by such certificate immediately prior to the Effective Date by forty (40). All share and per share amounts and rights, preferences and privileges of the Common Stock and the Preferred Stock contained in the Fifth Amended and Restated Certificate of Incorporation, as amended by this Certificate of Amendment, reflect the Forward Stock Split (that is, all numeric references and other provisions included in the Fifth Amended and Restated Certificate of Incorporation, as amended by this Certificate of Amendment, have already given effect to, and no further adjustment shall be made on account of, the Forward Stock Split).”
4.The first paragraph of Part B of Article Fourth of the Restated Certificate is hereby amended to read in its entirety as follows:
“30,525,040 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock”, 6,764,960 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A-1 Preferred Stock”, 17,955,840 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock”, 6,511,400 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock” and 52,407,360 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series C-1 Preferred Stock”, each with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth. As used herein, “Preferred Stock” shall mean collectively the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series C-1 Preferred Stock.”
5.The last sentence of the first paragraph of Section B.1 of Article Fourth of the Restated Certificate is hereby amended to read in its entirety as follows:
“The “Original Issue Price” shall mean (A) with respect to the Series A Preferred Stock, $0.26208 per share, (B) with respect to the Series A-1 Preferred Stock, $0.81900 per share, (C) with respect to the Series B Preferred Stock, $1.67077 per share, (D) with respect to the Series C Preferred Stock, $4.84700 per share and (E) with respect to the Series C-1 Preferred Stock, $5.90375 per share, subject in each case to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such series of Preferred Stock; provided that each such number already reflects the Forward Stock Split.”

6.Subsection B.3.2 of Article Fourth of the Restated Certificate is hereby amended to read in its entirety as follows:
“Election of Directors. (i) The holders of record of the shares of Series A Preferred Stock and Series A-1 Preferred Stock, exclusively and voting together as a separate class (voting as a single class and not as separate series, and on an as-converted to Common Stock basis), shall be entitled to elect one (1) director of the Corporation (the “Series A Preferred Director”), (ii) the holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class (voting as a single class and not as separate series, and on an as-converted to Common Stock basis), shall be entitled to elect one (1) director of the Corporation (the “Series B Preferred Director”), (iii) the holders of record of the shares of Series C Preferred Stock and Series C-1 Preferred Stock, exclusively and as a separate class (voting as a single class and not as separate series, and on an as-converted to Common Stock basis), shall be entitled to elect one (1) director of the Corporation (the “Series C Preferred Director,” and together with the Series A Preferred Director and Series B Preferred Director, the “Preferred Directors”), (iv) the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Common Directors”), (v) the holders of record of the shares of Common Stock and shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted to Common Stock basis), shall be entitled to elect two (2) directors of the Corporation (the “General Independent Directors”), and (vi) the holders of record of the Corporation’s Series C-1 Preferred Stock, exclusively and voting together as a separate class (voting as a single class and not as a separate series, and on an as-converted to Common Stock basis), shall be entitled to select one (1) director of the Corporation. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of (i) Series A Preferred Stock and Series A-1 Preferred Stock or (ii) Series B Preferred Stock or (iii) Series C Preferred Stock and/or Series C-1 Preferred Stock, or (iv) Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the (i) Series A Preferred Stock and Series A-1 Preferred Stock or (ii) Series B Preferred Stock or (iii) Series C Preferred Stock and/or Series C-1 Preferred Stock, or (iv) Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled other than by the stockholders and/or the directors of the Corporation that are entitled to elect a person to fill such directorship, voting as agreed between the stockholders. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series of capital stock entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class or series of capital stock shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series of capital stock or by any remaining director or directors elected by the holders of such class or series of capital stock pursuant to this Subsection 3.2. The rights of the holders of the Series A Preferred Stock and Series A-1 Preferred Stock under the first sentence of this Subsection 3.2 shall terminate on the first date following the Series C-1 Original Issue Date (as defined below) on which there are issued and outstanding less than 3,729,000 shares of Series A Preferred Stock and Series A-1 Preferred Stock collectively (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Preferred Stock or any series thereof; provided that such number already reflects the Forward Stock Split). The rights of the holders of the Series B Preferred Stock under the first sentence of this Subsection 3.2 shall terminate on the first date following the Series C-1 Original Issue Date (as defined below) on which there are issued and outstanding less than 1,645,920 shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Preferred Stock or any series thereof; provided that such number already reflects the Forward Stock Split). The rights of the holders of the Series C Preferred Stock and Series C-1 Preferred Stock under the first sentence of this Subsection 3.2 shall terminate on the first date following the Series C-1 Original Issue Date on which there are issued and outstanding less than 520,000 shares of Series C Preferred Stock and Series C-1 Preferred Stock collectively (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Preferred Stock or any series thereof; provided that such number already reflects the Forward Stock Split). The rights of the Common Stock holders under the first sentence of this Subsection 3.2 shall terminate on the first date following the Series C-1 Original Issue Date on which Sjoerd Sjouwerman or, regarding the rights of the Common Stock holders related to the election of Common Directors only, Kevin Mitnick, as the case may be, (x) individually, and together with their respective Affiliates and Donees (each term as defined below), hold less than 16,938,360 shares of Common Stock of the Corporation (which number is subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like; provided that such number already reflects the Forward Stock Split) or (y) cease to provide services to the Corporation as an employee, officer, or consultant.”
7.Subsection B.3.3.1 of Article Fourth of the Restated Certificate is hereby amended to read in its entirety as follows:
“except to the extent waived pursuant to Section 2.3.1, (i) effect any merger or consolidation or (ii) cause, permit or engage in any transaction that results in, or is reasonably expected to result in a Deemed Liquidation Event, or consent to any of the foregoing; provided that, in the case of either of foregoing clause (i) or (ii), a transaction in which the holders of the Preferred Stock receive less net cash proceeds per share than they would receive in a Qualified Sale (as defined below), shall require Unanimous Class Consent (a transaction, in which the holders of the Preferred Stock receive net cash proceeds per share equal to at least $5.90375 (which amount shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Preferred Stock or any series thereof; provided that such number already reflects the Forward Stock Split) at the first closing of such transaction shall be considered a “Qualified Sale”);”

8.The last paragraph of Subsection B.3.3 of Article Fourth of the Restated Certificate is hereby amended to read in its entirety as follows:
“The term “Requisite Preferred Holder Consent” shall mean the written consent or affirmative vote of any two of the three Preferred Voting Groups. Notwithstanding the foregoing provisions of this Subsection 3.3, if at any time after the Series C-1 Original Issue Date the Minimum Ownership Condition is not satisfied with respect to a Preferred Voting Group, then a Requisite Preferred Holder Consent shall require the written consent of each of the Preferred Group Voting Group(s) for which the Minimum Ownership Condition continues to be satisfied. The “Minimum Ownership Condition” shall be (i) with respect to the holders of the Series A Preferred Stock and Series A-1 Preferred Stock, there are issued and outstanding less than 3,729,000 shares of Series A Preferred Stock and Series A-1 Preferred Stock collectively (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Preferred Stock or any series thereof; provided that such number already reflects the Forward Stock Split), (ii) with respect to the holders of the Series B Preferred Stock, there are issued and outstanding less than 1,645,920 shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Preferred Stock or any series thereof; provided that such number already reflects the Forward Stock Split) or (iii) with respect to the holders of the Series C Preferred Stock and Series C-1 Preferred Stock, there are issued and outstanding less than 520,000 shares of Series C Preferred Stock and Series C-1 Preferred Stock collectively (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Preferred Stock or any series thereof; provided that such number already reflects the Forward Stock Split). If at any time the Minimum Ownership Condition is satisfied with respect to none of the Preferred Voting Groups, then the consent requirements of this Section 3.3 shall be of no further force and effect.”
9.Subsection B.4.1.1 of Article Fourth of the Restated Certificate is hereby amended to read in its entirety as follows:
“Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price applicable to such series of Preferred Stock by the applicable Conversion Price (as defined below) in effect at the time of conversion. The “Conversion Price” shall initially be equal to (A) with respect to the Series A Preferred Stock, $0.26208 (B) with respect to the Series A-1 Preferred Stock, $0.81900 (C) with respect to the Series B Preferred Stock, $1.67077, (D) with respect to the Series C Preferred Stock, $4.84700, and (E) with respect to the Series C-1 Preferred Stock, $5.90375 Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below; provided that, notwithstanding anything herein to the contrary, each such Conversion Price already reflects the Forward Stock Split.”

10.Subsection B.4.4.1(a)(ii) of Article Fourth of the Restated Certificate is hereby amended to read in its entirety as follows:
“(ii)    shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8 or that were issued or issuable in connection with the Forward Stock Split or amendments to any Options or Convertible Securities in connection therewith;”
11.Subsection B.4.5 of Article Fourth of the Restated Certificate is hereby amended to read in its entirety as follows:
“Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series C-1 Original Issue Date effect a subdivision of the outstanding Common Stock (for the avoidance of doubt, other than the Forward Stock Split), each Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series C-1 Original Issue Date combine the outstanding shares of Common Stock, each Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Subsection 4.5 shall become effective at the close of business on the date the subdivision or combination becomes effective.”
12. Subsection B.5.1 of Article Fourth of the Restated Certificate is hereby amended to read in its entirety as follows:
“Trigger Events.
(a)    All outstanding shares of Preferred Stock, other than Series C-1 Preferred Stock, shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Section 4, upon the closing of the sale of shares of Common Stock to the public at a price per share (such price, the “IPO Value”) equal to or greater than one times (1.0x) the Original Issue Price per share applicable to the Series C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock; provided that such number already reflects the Forward Stock Split) in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $100 million of net proceeds to the Corporation, after which the Common Stock is listed on The New York Stock Exchange, the Nasdaq Stock Market, the London Stock Exchange Main Market, or another exchange approved by Unanimous Class Consent (a “Qualified IPO”);
(b)    All outstanding shares of Series C-1 Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Section 4, upon the closing of a Qualified IPO with an IPO Value equal to or greater than one and a half times (l.5x) the Original Issue Price per share applicable to the Series C-1 Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock; provided that such number already reflects the Forward Stock Split) (the “Target Price”).
(c)    Notwithstanding the foregoing Section 5.l(b), in the event that a majority of the Disinterested Directors approve the sale of shares of Common Stock to the public in a Qualified IPO at an IPO Value that is less than the Target Price but equal to or greater than one and a quarter times (l.25x) the Original Issue Price per share applicable to the Series C-1 Preferred Stock (subject, in each case, to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock; provided that such number already reflects the Forward Stock Split), then upon the closing of such sale, each outstanding share of Series C-1 Preferred Stock shall automatically be converted into a number of shares of Common Stock equal to (A) the number of shares of Common Stock issuable on conversion of such share of Series C-1 Preferred Stock pursuant to the conversion rate in Section 4 (without taking into account any adjustment pursuant to Section 5.1(c)(B)), plus (B) an additional number of shares of Common Stock equal to (x) the difference between the Target Price and the IPO Value, divided by (y) the IPO Value;
(d)    All outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Section 4, at the date and time, or the occurrence of an event, specified by a Unanimous Class Consent (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”);
provided that, in the case of Subsections 5.l(a), 5.l(b), 5.l(c) and 5.l(d), any such shares of Preferred Stock may not be reissued by the Corporation.
For purposes hereof, the term “Disinterested Director” means the Series B Director, the Common Directors and the General Independent Directors.”
(signature page follows)

IN WITNESS WHEREOF, KnowBe4, Inc. has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation on April 9, 2021.

/s/ Sjoerd Sjouwerman
Sjoerd Sjouwerman, Chief Executive Officer